Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form F-3 No. 333-263203) of Millicom International Cellular S.A., and
(2) Registration Statement (Form S-8 No. 333-234307) pertaining to the Long-Term Incentive Performance Share and Deferred Short-Term Incentive Share Programs of Millicom International Cellular S.A.;

of our reports dated March 12, 2024, with respect to the consolidated financial statements of Millicom International Cellular S.A. and the effectiveness of internal control over financial reporting of Millicom International Cellular S.A. included in this Annual Report (Form 20-F) of Millicom International Cellular S.A. for the year ended December 31, 2023.

/s/ Ernst & Young
Société anonyme
Cabinet de révision agréé

Luxembourg
March 12, 2024